SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                -------------------------------------------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           Filed by the Registrant [ ]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement             [X] Definitive Proxy Statement
[ ] Definitive Additional Materials         [ ] Soliciting Materials Pursuant to
[ ] Confidential, for use of the Commission     Section 240.14a-11(c) or
    Only (as permitted by Rule 14a-6(e)(2))     Section 240.14a-12

                                 PALADYNE CORP.
                -------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                -------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                            if other than Registrant)

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:_________
     2) Aggregate number of securities to which transaction applies:____________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):____________
     4) Proposed maximum aggregate value of transaction:________________________
     5) Total fee paid:__________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
     1) Amount Previously Paid:_______________________
     2) Form, Schedule or Registration Statement No.:________________________
     3) Filing Party:____________________
     4) Date Filed:_____________________

                                 PALADYNE CORP.

                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                   -------------------------------------------
                            TO BE HELD JULY 10, 2001
                            ------------------------

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of PALADYNE CORP., a Delaware corporation ("Paladyne" or the "Company"), will be held at the Company's offices at 1650A Gum Branch Road, Jacksonville, North Carolina on July 10, 2001 at 10:00 A.M., local time, for the following purposes:

     1. To elect six Directors from all Classes for terms to coincide with the end of each Class's term.

     2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock, $.001 par value, from 25,000,000 shares to 75,000,000 shares.

     3. To approve an amendment to the Company's 1999 Stock Option Plan increasing the number of available shares of Common Stock thereunder from 2,500,000 shares to 5,000,000 shares.

     4. To transact such other business as may properly come before the Meeting or at any adjournment thereof.

     A Proxy Statement describing the matters to be considered at this Meeting is attached to this Notice. Only stockholders of record of the Common Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock at the close of business on June 7, 2001, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE RESPECTFULLY REQUESTED BY THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO EXECUTE PROXIES RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                        By Order of the Board of Directors,


                                        Terrence J. Leifheit, President and CEO
Jacksonville, North Carolina
June 14, 2001


     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK OR PREFERRED STOCK TO BE VOTED, YOU ARE REQUIRED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                 PALADYNE CORP.

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                                  JULY 10, 2001

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of PALADYNE CORP., a Delaware corporation (the "Company"), to be voted at a Special Meeting of Stockholders of the Company (the "Meeting") to be held at 1650A Gum Branch Road, Jacksonville, North Carolina, at 10 a.m., local time on July 10, 2001, or at such other time or place to which the Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders to this Proxy Statement.

     The approximate date on which this Proxy Statement, Notice and accompanying Proxy will first be sent or given to the Company's stockholders is June 14, 2001.

     A copy of the Company's Annual Report for the fiscal year ended August 31, 2000 accompanies this Proxy Statement.

                       VOTING SECURITIES AND VOTE REQUIRED
                       -----------------------------------

     Only stockholders of record at the close of business on June 7, 2001 (the "Record Date") of the common stock, $.001 par value (the "Common Stock"), the Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock"), and the Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock") of the Company will be entitled to notice of, and to vote the shares held by them on such date at the Meeting and at any adjournments thereof. On the Record Date there were issued and outstanding 8,509,351 shares of Common Stock, 137,143 shares of Series A Preferred Stock, and 4,100,000 shares of Series B Preferred Stock. There was no other class of voting securities outstanding at that date.

     Each share of Common Stock and Series A Preferred Stock held by a stockholder entitles such holder to one vote upon each matter that is voted upon at the Meeting, and each share of Series B Preferred Stock entitles the holder to two votes upon each matter that is voted upon at the Meeting. The Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock (sometimes collectively, the "Voting Securities") vote together as a single class on the three matters coming before the Meeting specified in this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Voting Securities, voting as one class, is necessary to constitute a quorum at the Meeting. Broker "non-votes" and the shares as to which a stockholder abstains from voting are included for purposed of determining whether a quorum of shares is present at the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker "non-vote" will have the effect of a no vote on the outcome of the proposed amendment to the Certificate of Incorporation, but will have no effect as to the outcome on the election of directors or the amendment to the 1999 Stock Option Plan (the "Option Plan").

     A plurality of the votes cast at the Meeting is required to elect directors. The affirmative vote of a majority of outstanding shares of the Voting Securities is required for approval of the amendment to the Certificate of Incorporation. The affirmative vote of a majority of the Voting Securities present or voting by proxy is required for approval of the amendment to the Option Plan.

     Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the Meeting the opportunity to do so whether or not they choose to attend the Meeting in person.

     If the enclosed proxy is properly executed and returned to the Company and not revoked, it will be voted in accordance with the instructions therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying Proxy will vote FOR the six (6) nominees for director, FOR the amendment to the Certificate of Incorporation increasing the number of authorized shares, FOR the amendment to the Option Plan, and as recommended by the Board of Directors with regard to any other matter or if no such recommendation is given, in their own discretion. Each Proxy granted by a stockholder may be revoked by such stockholder at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

     The cost of soliciting the Proxies, consisting of the printing, handling and mailing of the Proxy and related materials, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of stock, will be paid by the Company.

     In order to assure that there is a quorum, it may be necessary for certain officers, directors, regular employees and other representatives of the Company to solicit Proxies by telephone or mail. These persons will receive no extra compensation for their services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth information, to the best of the Company's knowledge, as of the Record Date, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding voting stock, (ii) each present director and nominee for director, and (iii) all directors and executive officers as a group:

                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP    PERCENT OF
NAME AND ADDRESS                     SERIES B                                  VOTING
OF BENEFICIAL OWNER               PREFERRED STOCK      COMMON STOCK(1)       SECURITIES(2)
-------------------               ---------------      ---------------       -------------
Terrence J. Leifheit*              4,100,000(3)                 --              48.7%

Ronald L. Weindruch*                      --             1,924,340(4)           11.2%

Webbmont Holdings LLP+                    --             1,011,567(5)            5.8%

Kenneth H. Horn*                          --               225,668(6)            1.3%

Clifford A. Clark*                        --                36,179(7)            0.2%

James L. McGovern*                        --               239,333(8)            1.4%

William E. Willis, Jr.*                   --                33,333(9)            0.2%

All directors and executive
officers as a group (6 persons
in group)                          4,100,000             2,458,853(10)          60.8%

* Director or nominee for director. The address of each person is c/o Paladyne Corp., 1650A Gum Branch Road, Jacksonville, N.C. 28540.

+ The address of Webbmont Holdings LLP is 1355 Peachtree Street, Suite 1100, Atlanta, GA 30309.

(1) Unless otherwise indicated in the notes below, the Company has been advised that each person above has sole voting and investment power over the shares indicated above. Unless otherwise noted, ownership is of shares of Common Stock. Ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of the Record Date and assumes the exercise of stock options and warrants held by such person (but not by anyone else) exercisable within sixty days.

(2) Based upon 16,846,494 outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock (which is entitled to two votes per share).

(3) Includes (i) 3,410,845 shares of Series B Preferred Stock owned directly and (ii) 689,155 shares of Series B Preferred Stock held in a Voting Trust for which Mr. Leifheit is the sole voting trustee. Does not include (i) 3,743,610 shares of Common Stock underlying warrants owned directly, (ii) 311,514 shares of Common Stock underlying warrants held in trust for the benefit of Mr. Leifheit's minor children, and which warrants are not presently exercisable or (iii) up to 6,500,000 shares of Common Stock issuable as Deferred Shares upon future placements.

(4)  Includes (i) 100,000 shares held in the names of Mr. Weindruch's children,
     (ii) 1,500,000 shares held in a trust for which Mr. Weindruch acts as trustee, and (iii) 324,340 shares subject to presently exercisable options.

(5)  Includes 496,429 shares subject to presently exercisable options.

(6)  Includes (i) 92,418 shares held by a corporation controlled by Mr. Horn and
     (ii) 123,250 shares subject to presently exercisable options.

(7)  Includes 36,179 shares subject to presently exercisable options.

(8)  Includes (i) 6,604 shares held in the names of Mr. McGovern's children and
     (ii) 154,088 shares subject to presently exercisable options.

(9)  Includes 33,333 shares subject to presently exercisable options.

(10) See notes (3), (4), (6), (7), (8) and (9).

                                   PROPOSAL 1


                              ELECTION OF DIRECTORS
                              ---------------------

BACKGROUND

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes, with each class serving for a three-year term ending in successive years. Each year the stockholders elect the members of one of the three classes to a three year term of office. There are six directors, with each Class having two directors. The By-Laws provide for additional directors (up to nine directors total), which shall be apportioned among the classes as equally as possible.

     To fulfill a closing condition to the ecom Merger, (see Proposal 2, "Amendment to Certificate of Incorporation - The ecom Merger"), upon the closing, the Board of Directors increased the size of the Board to nine persons and elected Terrence F. Leifhert and William E. Willis, Jr. as directors to fill the vacancies created by the increase in the size of the Board. William N. Kashul, Sr. and Stewart B. Harris, who had been elected as directors at the 2000 Stockholders Meeting, submitted their resignations which became effective on February 15, 2001. On April 30, 2001, Peter Atwal and John D. Foster, who had been elected directors at the 2001 Stockholders Meeting, submitted their resignations, and Clifford A. Clark was elected to one of the vacancies. Subsequently, the size of the Board was reduced to six directors.

     Pursuant to the ecom Merger Agreement, the ecom Stockholders have the right to designate three persons as directors and to have a fourth designee mutually acceptable to them and the current directors. The ecom Stockholders have nominated Messrs. Leifheit, Clark and Willis. The designation of the seventh person is being delayed pending the completion by the Company of a placement of its securities as it is possible an investor group participating in the placement would desire to have a designee as a director.

     At the Meeting, the stockholders will elect six directors, two Class I directors to serve until the 2003 Annual Meeting of Stockholders, two Class II directors to serve until the 2004 Annual Meeting of Stockholders, and two Class III directors to serve until the 2002 Annual Meeting. These directors will all serve until the respective Annual Meetings listed above, and until their successors are elected and qualified. In the event any nominee is unable to or declines to serve at the time of the Meeting, the Proxies will be voted for an alternative nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES

     The following sets forth information about each nominee for election to the Board of

                                                                                         DIRECTOR
NAME                     CLASS   POSITION                                      AGE       SINCE
----                     -----   --------                                      ---       -----
Terrence J. Leifheit      II     President, CEO, COO and Director               38        2001
Ronald L. Weindruch       III    Executive Vice President and Director          54        1997
Clifford A. Clark         I      Chief Financial Officer (Acting) and Director  48        2001
Kenneth W. Horn           I      Director                                       59        1999
James L. McGovern         II     Director                                       58        1998
William E. Willis, Jr.    III    Director                                       46        2001

TERRENCE J. LEIFHEIT became President, Chief Operating Officer and a Director of the Company in February 2001 upon the ecom Merger, and CEO in April 2001. He presides over all operations of ecom of which he was the founder in 1999. He co-founded Gibralter Publishing, Inc. ("Gibralter") in 1993, and led that company from hardbound reference publishing into an on-line publishing and membership organization with $20 million in sales to customers in over 150 countries. In 1998, he founded Gibralter Data Services, Inc., an Internet service provider specializing in Web page development and hosting services. Prior to these activities, from 1991 to 1992, he served as Vice President of Florida Safety Corporation and, from 1987 to 1991, Vice President of Dallas Chemicals Corporation. Mr. Leifheit attended the University of Texas at El Paso where he majored in business.

RONALD L. WEINDRUCH has been Executive Vice President - Business Development of the Company since February 2001, having served as its President and Chief Executive Officer from 1994 to February 2001 and February 2000, respectively. He was the founder of the Company's predecessor in 1994. Prior to 1994, he held a variety of senior management positions with Siemens including Senior Vice-President of Operations at Siemens Stromberg-Carlson. Prior thereto, Mr.

Weindruch served as Director of Marketing for the Nortel (formerly Northern Telecom) DMS 100 switching system, and was also Group Director of Business Development for Nortel's digital switching group. From 1993 to 1996, Mr. Weindruch was the Chairman of the Sanford Airport Authority in Sanford, Florida. Mr. Weindruch holds a BS from the University of Illinois and an MBA from George Washington University.

CLIFFORD A. CLARK became Chief Financial Officer (Acting) of the Company in February 2001. Since 1995, he has been President of Kane Realty Corporation, a multistate real estate owner, manager and developer. He has served as Vice President of Finance for ecom and Gibralter since 1999. He was associated with Price Waterhouse & Co. from 1974 to 1995. Mr. Clark has a degree in business Administration from the University of North Carolina and is a CPA.

KENNETH W. HORN has been Managing Director of KWH Associates since 1999. In 1999, he retired as a corporate officer of Nortel Networks where he had worked for 18 years and had served as Vice President, Independents. Prior thereto, Mr. Horn was employed by Huyck Corporation for 10 years where he held various positions including Vice President and General Manager of its largest division. Mr. Horn holds a BS from Villanova University and an MBA from Iona University.

JAMES L. MCGOVERN is President of McGovern & Associates. He retired as Executive Vice President of Norstan, Inc. in 1996 and was previously President of Norstan Communications. Prior, he was Chief Operating Officer of Electronics Engineering Co., which was acquired by Norstan in 1985. Mr. McGovern also held a number of key sales and management positions with Xerox Corporation. He was Chairman of Virtual Hold Corporation, and a Director of Paknetx, which was acquired by Aspect Telecommunications. Mr. McGovern holds a BS from Northeastern University.

WILLIAM E. WILLIS, JR. is Professor at the Kenan-Flagler School of Business at the University of North Carolina and an information technology consultant. From 1998 until its sale to Bain Capital in 2000, he served as a corporate officer of Interpath Communications, Inc. where he held several executive positions, most recently as Chief Technology Officer and Vice President of Engineering with responsibility for establishing technical strategy and system architecture. From 1992 to 1998, he also served as Vice Provost, Information Technology at North Carolina State University and as a member of the North Carolina Information Resource Management Committee, which governed the use of IT for the State, having been appointed by the Governor of the State to this latter position. In addition, he co-founded an engineering software company where he developed and launched a Unix/Linux-based spreadsheet product. Mr. Willis holds a BS and a PhD from North Carolina State University.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE SIX NOMINEES FOR
DIRECTOR.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during the fiscal year ended August 31, 2000. No director attended fewer than 75% of the aggregate number of Meetings of the Board of Directors and meetings of the committees of the Board on which he serves, except for Peter B. Atwal, a former director, who attended 67% of the aggregate number of Meetings of the Board of Directors.

     The Audit Committee of the Board of Directors presently consists of Messrs. Horn and McGovern. The Audit Committee held two meetings during the 2000 fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing with the independent auditors and the accounting staff the scope of the audit and the interim financial reports and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors presently consists of Messrs. Horn and Willis. This Committee held four meetings during the 2000 fiscal year. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy and the grant of stock options and the administration of the Option Plan.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors are reimbursed for costs of attending Board and Committee meetings. In addition, non-employee members of the Board of Directors receive options to purchase 100,000 shares of the Company's Common Stock pursuant to its Option Plan upon becoming a director and annual option grants thereafter.

     Directors who are also employees of the Company do not receive any additional remuneration for their services as directors.

     Non-employee directors who were granted stock options since September 1, 1999 are:

                                   Dates of          Number of     Exercise
          Director                 Grant             Shares        Price
          --------                 -----             ------        -----
          Kenneth W. Horn          Sept. 16, 1999        5,000     $  0.84
                                   Nov. 12, 1999        12,500        1.56
                                   Jan. 4, 2000         12,500        2.50
                                   Feb. 1, 2001         25,000      1.0248
          William G. Willis, Jr.   Feb. 1, 2001        100,000      1.0248

     In addition, on April 30, 2001, Clifford A. Clark was granted stock options for 100,000 shares of the Company's Common Stock at an exercise price of $0.70 per share.

     The exercise price for the options were equal to the market price for the Common Stock at the time of grant.

     All directors are reimbursed for expenses while attending to Company business. There is no per meeting fee.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     Compensation

     The following table sets forth all compensation actually paid or accrued by the Company for services rendered to the Company for the years ended August 31, 1998, 1999 and 2000 to the Company's Chairman of the Board and the executive officers who earned a salary greater than $100,000 annually for any of the periods depicted.

     Summary Compensation Table

Name and Principal                          All Other        Stock warrants &
Position               Year   Salary  Bonus Compensation(a)  options issued(b)
--------               ----   ------  ----- ---------------  -----------------
John D. Foster, former 2000      None  None        None            165,000
C.E.O.                 1999(b)   None  None        None            106,250

Ronald L. Weindruch,   2000  $137,500    $0      $8,905             50,000
President              1999   137,500     0      36,034            208,784
                       1998   122,292 3,000      81,700             67,500

     (a)  All other compensation includes consulting and commission income.

     (b) Mr. Foster became Chairman and CEO in February 2000 and resigned in April 2001.

     The following table sets forth individual grants of stock options made by the Company during the fiscal year ended August 31, 2000 to the Named Executive
Officers:

                    # of Shares         % of Total Options  Exercise  Expiration
Name                underlying Options  Granted in FY 00    Price     Date
------------------- ------------------  ----------------    -----     ----
John D. Foster          2,500                     .4         $1.56    11/12/03
John D. Foster        150,000                   25.5         $2.50      2/1/05
John D. Foster         12,500                    2.1         $3.38      3/1/05
Ronald L. Weindruch    50,000                   18.8         $2.50      1/4/04

     The following table sets forth information regarding each exercise of stock options rights during the last fiscal year by each Named Executive Officer and the fiscal year-end value of unexercised options and stock appreciation rights provided on an aggregate basis:
                                                           Value of unexercised
                                        # of unexercised   in-the-money options
                   # of shares          options at end of    at end of FY 00
                   acquired on  Value   FY 00 exercisable/     exercisable/
Name                exercise   realized   unexercisable       unexercisable
----                --------   --------   -------------       -------------
John D. Foster          0         $0            0                  $0
Ronald L. Weindruch     0         $0            0                  $0

     The Company has an employment agreement with Mr. Weindruch for a term ending February 1, 2002, at an annual compensation of $137,500, plus a bonus. If the Company terminates the employment without cause, the Company would be obligated to pay as termination an amount equal to twice the then base compensation. Mr. Weindruch and the Company have reached an agreement to compensate him at a salary of $100,000 until adequate funding is arranged, with the difference in his salary to be paid on September 1, 2001, provided that the Company has raised an additional $750,000 in debt (excluding receivable financing) or equity placements.

     Upon the closing of the ecom Merger, the Company entered into an employment agreement with Mr. Leifheit as President and Chief Operating Officer, for a term through December 31, 2003, subject to two six-month extensions. His annual salary base through December 31, 2001 is $300,000, but is deferred until the Company raises $1 million in financing, when he will begin to take a salary. Mr. Leifheit will receive the balance of any money owed to him when the Company raises $3 million in financing. For the second and third years of the term, he will receive base salaries of $350,000 and $400,000 respectively. In addition, Mr. Leifheit shall receive stock options during each year of service, of which options for 100,000 shares were granted upon entry into the employment agreement, and additional options shall be based on the financial performance of the Company during each fiscal year. Further, Mr. Leifheit will receive a bonus based on the Company's performance. In the first year, the bonus would range from $100,000 for $2.5 million in billed revenue for the month of December 2001, escalating up to $250,000 for $3.5 million in billed revenue during the same time period, regardless of collection. In later years the bonus would be .05 times the subsequent December 2002 and 2003 total billed amounts. The Company plans to retain a "key man" life insurance policy on Mr. Leifheit's life. Upon termination of employment by the Company for cause or by Mr. Leifheit without cause, he would be subject to a one-year non-competition restriction.

     In February 2001, the Company renewed its one-year employment agreement, with an option to renew for another year, with Joseph H. Landis, as Vice President, Finance and Administration and Controller. Mr. Landis is receiving a base salary of $75,000 increasing to $90,000 after the Company raises $3,000,000 in financing, as well as a $10,000 performance-based bonus, and was granted options for the purchase of 10,000 shares of Common Stock.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any national securities exchange or quotation system on which such class of equity securities is listed. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on a review of Forms 3, 4, and 5 furnished to the Company for the fiscal year ended August 31, 2000, the Company believes that all Section 16 filing requirements applicable to the Company's reporting persons were completed in a timely manner.

CERTAIN RELATED TRANSACTIONS

     As of August 31, 1999, the Company had a balance due of $150,000, due to a trust controlled by Mr. Weindruch, then President of the Company, which bore interest at 12% per annum. All outstanding obligations have been satisfied as of August 31, 2000. Mr. Weindruch, in conjunction with Mr. Leifheit, President and CEO, and Mr. Foster, former CEO, have personally guaranteed a $500,000 line of credit with The Huntington National Bank, of which $350,000 is outstanding.

     Immediately prior to the ecom Merger (see Proposal 2, "Amendment to Certificate of Incorporation-The ecom Merger"), ecom purchased from Gibralter, a corporation of which Terrence J. Leifheit is President and principal stockholder, all of the tangible and intangible assets used in ecom's call center operations, subject to related liabilities, pursuant to an Option Agreement. Prior to the Merger, Gibralter had been operating the call center on behalf of ecom. The purchase price for these assets was $5 million which was originally payable by ecom pursuant to two promissory notes (the "Notes") issued to Gibralter, Promissory Note A for $1,500,000, repayable in five monthly principal installments of $25,000 commencing on March 1, 2001, with the balance due on August 31, 2001, and Promissory Note B for $3,500,000, repayable in equal quarterly principal payments through January 1, 2004. Both notes bore interest at 10% per annum, were secured by the purchased assets under a Security Agreement and were guaranteed by Paladyne under an Unconditional Guaranty Agreement.

     A portion of the assets used by ecom in its call center operations consists of equipment which is leased by Gibralter pursuant to various equipment leases. Pending the receipt by Gibralter of lessor consents to the assignments of these leases to ecom, and in accordance with an Equipment Use Agreement entered into by Gibralter and ecom, Gibralter has granted to ecom the right to possess and use the equipment and ecom has agreed to assume and pay to the lessors the payments to be made by Gibralter pursuant to the leases.

     Subsequent to the Merger, Paladyne, ecom and Gibralter determined that it was necessary to renegotiate and to amend some of the agreements which became effective upon the Merger. The amendments change the calculation for the issuance of the Deferred Shares and delay the repayment dates of the two Notes, pursuant to a Second Amendment to Agreement and Plan of Merger ("Second Amendment") and an Amending Agreement, both as of April 9, 2001, entered into by the Companies and Mr. Leifheit, on behalf of himself and as representative for the other former stockholders of ecom (the "ecom Stockholders").

     The Merger Agreement originally provided for the ecom Stockholders to receive post-closing an amount of Paladyne Common Stock equivalent to 95% of each whole share of Common Stock or other security convertible into Common Stock issued by Paladyne until Paladyne received $6,500,000 in cash from sales of Common Stock. As amended, beginning as of the date of the Second Amendment and ending the earlier of December 20, 2002 or when Paladyne raises $6,500,000 in cash from sales of Common Stock or Common Stock equivalents (the "New Securities"), Paladyne will issue one share of Common Stock to the ecom Stockholders for each $1.00 in gross proceeds received upon the sale of New Securities or issuable upon conversion, exercise or exchange of New Securities.

     The Amending Agreement amended the original Notes and terminated the Default and Assignment Agreement, the Secondary Operating Agreement, and the Escrow Agreement. The Amended Promissory Note A issued by ecom to Gibralter in the principal amount of $1,500,000 became repayable in two equal principal installments of $750,000, with the first installment due when Paladyne raises a minimum of $3,000,000 in equity or convertible debt and the second installment due no earlier than six months after the payment of the first installment, and in no event until Paladyne has had a positive cash flow for any three consecutive calendar months. Amended Promissory Note B is repayable in 12 equal quarterly principal payments commencing October 1, 2001, or up to six months thereafter if mutually agreed. Both Notes still bear interest at 10% per annum. The Security Agreement pursuant to which ecom granted to Gibralter a first lien on the purchased assets to secure the repayment of the Notes and the Unconditional Guaranty Agreement whereby Paladyne guaranteed these Notes remain in full force and effect.

                                   PROPOSAL 2

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                    -----------------------------------------

GENERAL

     Prior to closing of the ecom Merger, the Company had authorized 25,000,000 shares of Common Stock, of which 8,459,551 shares were outstanding, and 6,302,686 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of options and warrants, leaving 10,237,763 shares available. When the Company issued its 4,100,000 shares of Series B Preferred Stock at the time of the Merger, it agreed to amend its Articles of Incorporation such that it would have sufficient shares for exercise of warrants issued to the ecom Stockholders, proposed placements and for conversion of the Series B Preferred Stock, which is automatically convertible when the amendment to the Certificate of Incorporation is approved. As explained below, upon the ecom Merger, the Company issued warrants to the former ecom Stockholders an aggregate of 4,500,000 shares of Common Stock contingent upon future events and agreed to grant options for up to 500,000 shares to ecom employees. Therefore, the number of shares of Common Stock required to be reserved for the purpose of enabling the Series B Preferred Stock conversion, as well as for possible future corporate events, currently surpasses the number of remaining available authorized shares of Common Stock.

     As part of the ecom Merger, the Company covenanted to obtain stockholder approval of an increase in the number of authorized shares of Common Stock to have sufficient reserve for issuance upon conversion or exercise of the securities issued on the ecom Merger, and other corporate events As explained herein, the Company would be subject to certain penalties if such stockholder approval is not timely obtained. Accordingly, the Company is seeking approval of an amendment to its Certificate of Incorporation to increase the number of authorized shares to 75,000,000 shares.

THE ECOM MERGER

     On February 1, 2001, E-com Acquisition Corp. a newly-formed wholly-owned subsidiary of the Company, merged with and into ecommerce support centers inc. ("ecom"), pursuant to an Agreement and Plan of Merger, dated as of December 21, 2000, and as amended (collectively, the "Merger Agreement"). ecom is a provider of electronic Customer Relationship Management (CRM) solutions as an outsourcing option to e-commerce companies from its call center in Jacksonville N.C. The Company's Board of Directors, after considering the Company's resources and future direction and strategy decided that the ecom Merger would enable the use of the Company's Datagration software, the proprietary data cleansing and integration software capability, to the combined enterprise in a rapidly growing marketplace for CRM call centers.

     The ecom Merger was structured to be a tax free reorganization to the former ecom Stockholders. For accounting purposes, the Company is treating the transaction as a purchase

     Immediately prior to the ecom Merger, ecom purchased from Gibralter Publishing, Inc., a North Carolina corporation of which Mr. Leifheit is a principal shareholder ("Gibralter"), all of the tangible and intangible assets used in ecom's call center operations, subject to related liabilities, pursuant to an Option Agreement. Prior to the Merger, Gibralter had been operating the call center on behalf of ecom. The purchase price for these assets was $5 million, which is payable by ecom pursuant to two Notes issued to Gibralter, one note for $1,500,000, repayable in two equal principal installments of $750,000, with the first installment due when Paladyne raises a minimum of $3,000,000 in equity or convertible debt and the second installment due no earlier than six months after the payment of the first installment, and in no event until Paladyne had a positive cash flow for any three consecutive calendar months, and the second Note for $3,500,000, repayable in equal quarterly principal payments commencing October 1, 2001, or up to six months thereafter if mutually agreed. Both Notes bear interest at 10% per annum, are secured by the purchased assets and are guaranteed by Paladyne. See Proposal 1 "Election of Directors - Certain Related Transactions."

     A portion of these assets used by ecom in its call center operations consists of equipment which is leased by Gibraltar pursuant to various equipment leases. Pending the receipt by Gibralter of lessor consents to the assignments of these leases to ecom, and in accordance with an Equipment Use Agreement entered into by Gibralter and ecom, Gibralter has granted to ecom the right to possess and use the equipment and ecom has agreed to assume and pay to the lessors the payments to be made by Gibralter pursuant to the leases.

     This Proxy Statement provides summaries about the ecom Merger and the related agreements. Attached to this Proxy Statement are certain historical financial information for ecom and proforma financial information of ecom and the Company as Schedule I and II, respectively, and enclosed with this Proxy Statement are the Company's Annual Report for fiscal year 2000 and its Form 10-QSB for the fiscal quarter ended February 28, 2001. For more complete information regarding the Merger, reference is made to the Company's Form 8-K and related Form 8-K/A for an event of February 1, 2001 and the exhibits thereto, which is available from the Securities and Exchange commission web site http://www.sec.gov or from the Secretary of the Company.

     The Merger Consideration

     The merger consideration (the "Merger Consideration") to the ecom Stockholders consisted of 4,100,000 shares of newly-created Series B Preferred Stock, Anti-Dilution Warrants and Performance Warrants discussed below, and the right to receive Deferred Shares in conjunction with securities placements by the Company.

     Each share of Series B Preferred Stock votes on a two-for-one basis with the Common Stock on all matters, but with a separate vote on matters directly affecting such Series, mandatorily converts into two shares of Common Stock immediately following stockholder approval of this Proposal, will receive any dividends declared on an as-converted basis with the Common Stock and will have a liquidation preference of $5.00 per share. In the event the stockholder approval of this Proposal is not obtained at this Meeting, then the holders of the Series B Preferred Stock would have rights to designate directors who would comprise a majority of the Board of Directors and would have a 100% increase in their liquidation preference, until stockholder approval is obtained.

     To protect against dilution to the former ecom Stockholders upon exercise of the Company's outstanding pre-Merger options and warrants (the "Present Options/Warrants"), the Company granted to them Anti-Dilution Warrants to purchase 4,000,000 shares of Common Stock at an exercise price of $1.146 per share (subject to adjustment) vesting as to 0.6 of a share of Common Stock for each share of Common Stock issued upon the exercise of Present Options/Warrants, and expiring 30 days after the later of (i) termination or exercise of all Present Options/Warrants or (ii) notice from the Company as to the aggregate number of Present Options/Warrants that were exercised.

     To give the former ecom Stockholders the opportunity to participate more directly in the Company's future performance resulting from the acquired ecom business, the Company granted to them Performance Warrants to purchase 500,000 shares of Common Stock at an exercise price of $1.146 per share (subject to adjustment), exercisable for five years and vesting in 100,000 share tranches for each $20 million of net revenue increases above $50 million annual achieved in either year or both of the two year periods ending January 31, 2002 and 2003. For the purpose of these awards, the measurement will be on a trailing 12-month basis, and with an acceptable gross margin (20% or greater) for each tranche to qualify.

     In addition, commencing April 9, 2001 and ending the earlier of December 20, 2002 or when Company raises $6,500,000 in cash from sale of Common Stock or Common Stock equivalents (the "New Securities"), the Company will issue one share of Common Stock (the "Deferred Shares") to the ecom stockholders for each $1.00 in gross proceeds received upon the sale of New Securities or issuable upon conversion, exercise or exchange of New Securities.

     Related Agreements

     As part of the ecom transaction, the Company entered into other agreements with the ecom Stockholders. Pursuant to a Registration Rights Agreement, the Company granted the ecom Stockholders one demand right together with piggyback rights to register under the Securities Act of 1933 the Common Stock underlying the securities comprising the Merger Consideration. The Company would bear the related registration expenses and be subject to certain penalties should the demand registration not become effective within a prescribed time period.

     Mr. Leifheit and other Company directors and executive officers agreed not to sell publicly any of their Paladyne securities for a period of two years from the February 1, 2001 ecom Merger closing date, excluding the sale by each person of up to 10% of his fully diluted holdings on an annual basis, pursuant to a Lock-Up Agreement.

DESCRIPTION OF COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

DESCRIPTION OF PREFERRED STOCK

     Of the 10,000,000 shares of Preferred Stock authorized, 137,143 shares have been designated as Series A Convertible Preferred Stock, all of which are outstanding, and 5,000,000 shares have been designated as Series B Preferred Stock, of which 4,100,000 shares are outstanding.

     The Series A Preferred Stock, which was issued upon the 1998 acquisition of WG Controls, provides for annual dividends of $0.2975 per share, or $40,800 per year. If the Company's profits are insufficient to pay such dividends, the dividend is cumulative and accrued for payment when Company profits are adequate to fund payment. At February 28, 2001, an amount of $129,200 was accrued for dividends. Each share of Series A Preferred Stock is convertible into .67361 shares of the Company's Common Stock, or an aggregate of 92,381 shares of Common Stock. When the Common Stock achieves an average closing price of $5.25 per share for a consecutive 60 day trading period, the Company may call the Series A Preferred Stock. The Series A Preferred Stock has the same voting rights as the Common Stock and has a preference to the Common Stock in the event of any liquidation, dissolution or winding up of the Company, whether voluntary of involuntary.

     The Series B Preferred Stock was issued as part of the Merger Consideration upon the closing of the ecom acquisition. Each share of Series B Preferred Stock votes on a two-for-one basis with the Common Stock on all matters, but with a separate vote on matters directly affecting such Series, mandatorily converts into two shares of Paladyne Common Stock immediately following stockholder approval (the "Stockholder Approval") of an increase in the number of authorized shares of Common Stock, will receive any dividends declared on an as-converted basis with the Common Stock and will have a liquidation preference of $5.00 per share. In the event the Stockholder Approval is not obtained at this Meeting, then the holders of the Series B Preferred Stock would have rights to designate directors who would comprise a majority of the Board of Directors and would have a 100% increase in their liquidation preference, until the Stockholder Approval is obtained.

     The shares of Preferred Stock not previously designated may be issued having such preferences and rights as the Board of Directors of the Company may designate at the time of issuance, including having anti-takeover provisions. The Board of Directors has no present intention to issue any shares of Preferred Stock.

DIVIDENDS

     Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore, subject to any preferred or contemporaneous dividend on the outstanding series of Preferred Stock. Under the Delaware General Corporation Law, cash dividends may only be paid (i) out of "surplus", which consists of the excess of the net assets of the Company over its capital; or (ii) if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared, net profits for the immediately preceding fiscal year, or net profits for both of such years. Any dividend on the Common Stock is subject to declaration of dividends on the Series B Preferred Stock, and the prior payment of accrued dividends on the Series A Preferred Stock. Management does not intend to declare cash dividends on the Common Stock in the foreseeable future.

RECOMMENDATION

     If the proposed amendment is approved by the stockholders, generally no further stockholder approval would be required for the issuance of the authorized shares of Common Stock, unless required by law or the rules of any national securities exchange or automated quotation system on which the Common Stock may then be listed. The Common Stock is not presently listed on any national securities exchange or automated quotation system. Management has no plans to issue any shares of its Common Stock except to the extent previously disclosed herein.

     Management believes that the additional authorized but unissued shares of Common Stock not only would permit the Company to fulfill its commitment to the former ecom Stockholders, but also would provide the Company with greater flexibility by allowing additional shares of Common Stock to be issued without the expense and delay of a stockholders meeting, unless stockholder approval is otherwise required.

     Mr. Leifheit, who has the voting power as to 48.8% of the Voting Securities, has indicated that he plans to vote all such Voting Securities in favor of this Proposal.

     THE BOARD OF DIRECTORS BELIEVES THAT A VOTE TO APPROVE THE CHARTER AMENDMENT FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IS IN THE BEST INTEREST OF THE COMPANY AND OF STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" SUCH PROPOSAL.

                                   PROPOSAL 3

                       AMENDMENT TO 1999 STOCK OPTION PLAN
                       -----------------------------------

GENERAL

     The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the 1999 Stock Option Plan (the "Option Plan") to increase from 2,500,000 shares of Common Stock to 5,000,000 shares of Common Stock the number of shares reserved for issuance pursuant to the exercise of options granted thereunder.

     As of June 7, 2001, stock options to purchase 2,308,401 shares of Common Stock under the Option Plan have been granted and 1,992,582 were outstanding, including options to purchase 1,212,992 shares to executive officers and Directors of the Company, and 315,819 options have been exercised. The total number of options granted also includes options for 500,000 shares that were granted, pursuant to the Merger Agreement, to the ecom employees who continued with ecom after the Merger. By reason of the ecom Merger, the number of Company employees has increased from 30 persons to more than 400 persons. Management believes that future grants of options should be beneficial in attracting and retaining employees as a component of their compensation packages.

PURPOSES OF THE OPTION PLAN

     The purposes of the Option Plan are to (i) provide incentives to certain directors, officers, employees and other persons who perform services on or behalf of the Company and any subsidiaries of the Company by providing them with opportunities to purchase Common Stock in the Company pursuant to options granted thereunder which qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO") or which do not qualify as ISOs ("Non-Qualified Option" or "NQSO") and (ii) to individuals who are directors but not also employees of the Company and its subsidiaries ("Non-Employee Directors"), and to individuals, independent contractors, or consultants to the Company or its subsidiaries, by providing them with opportunities to purchase Common Stock pursuant to NQSOs.

ADMINISTRATION

     The Option Plan is administered by the Compensation Committee (the "Committee"), each member of which is a Non-Employee Director within the meaning of Rule 16b-3 or any successor provision under the Exchange Act, or the whole Board of Directors. The Committee has authority (i) to select the individuals who are to be granted options from among those eligible to participate in the Option Plan, (ii) to establish the number of shares which may be issued under each option, (iii) to determine at what time options may be granted, (iv) to determine the exercise price of shares subject to each option, (v) to determine the time at which each option shall be come exercisable and the duration of the exercise period, (vi) to determine whether restrictions are to be imposed on shares subject to options and the nature of such jurisdictions, if any, and
(vii) to interpret the Option Plan and prescribe and rescind rules and regulations relating to it.

ELIGIBILITY

     Options may be granted only to (i) individuals who are employees of the Company and its subsidiaries, including officers and directors who are also employees at the time the Option is granted, (ii) Non-Employee Directors, and
(iii) any other persons who perform services for or on behalf of the Company and its subsidiaries, affiliates or any entity in which the Company has an interest, or who are deemed by the Board of Directors to be in a position to perform such services in the future. Options that constitute ISOs may only be granted to employees described in clause (i) above, and Non-Employee Directors and the other persons shall only be granted NQSOs. No option shall be granted pursuant to the Plan after January 18, 2009.

OPTION PRICE AND TERMS

     Options granted under the Option Plan may be either ISOs or NQSOs The option price of each share of Common Stock subject to an option will be fixed by the Committee but shall not be less than the fair market value of the Common Stock on the date of grant of the option, defined as the closing bid price (or average bid prices) last quoted on the OTC Electronic Bulletin Board, if the Common Stock is not reported on the Nasdaq System or a national securities exchange. An option designated as an ISO is intended to qualify as such under
Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISO's are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. Certain adjustments in the option price may be made for extraordinary dividend distributions and recapitalizations. The Committee determines the option period, provided it is not longer than five years, in the case of ISOs granted to employees who hold 10% of the outstanding stock of the Company, 10 years in the case of ISOs generally, or 10 years, in the case of NQSOs, subject to earlier termination, the vesting period and the payment terms. In the event of termination of employment, the Optionee may exercise his options at any time within one year of the termination, but in no event later than the expiration date of the option; however, if the employee is terminated "for cause," the option expires immediately. All options vest immediately upon a "change of control" of the Company. Upon exercise of an option, payment for shares may be made in cash, or, if the option agreement so provides, in shares of Common Stock calculated based upon their fair market value as of the date of their delivery or, a combination of stock and cash.

TRANSFERABILITY

     Options granted under the Option Plan are not assignable or transferable by the Optionee otherwise than (i) by will or the laws of descent and distribution,
(ii) pursuant to a qualified domestic relations order or Title I of the Employee Retirement Income Security Act or (iii) with respect to NQSOs, to a spouse or lineal descendant or lineal descendant of the optionee. Options are exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative.

TERMINATION, SUSPENSION OR MODIFICATION OF THE 1999 STOCK OPTION PLAN

     The Board of Directors may terminate, suspend or modify the Option Plan at any time but may not, without authorization of the Company's stockholders, effect any change which under Section 16(b) of the Securities Exchange Act of 1934, as amended, applicable Delaware law or tax law, or the rules of any national securities exchange or national quotation system on which the Common Stock is then listed or traded requires the prior approval of stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     A participant under the Option Plan does not realize income for federal income tax purposes as a result of (i) the grant of an ISO under the Option Plan or (ii) the exercise of an ISO under the Option Plan. The Company is not entitled to a federal income tax deduction upon the grant or exercise of an ISO. Long-term capital gains tax rates will apply to the gain (excess of the amount received for the shares over the amount paid for the shares) at the time that the participant disposes of the shares provided that certain holding requirements discussed below are met. The spread between the exercise price and the fair market value of the transferred shares at the time of the exercise of an ISO is included in alternative minimum taxable income subject to the alternative minimum tax for the taxable year in which such transfer occurs. If the shares are disposed of in the same taxable year and the amount realized is less than that fair market value at the time of exercise, the amount included in the alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     The availability of the income tax treatment discussed in the foregoing paragraph is subject to two conditions. First, the participant must continue to be an employee of the Company or a parent or subsidiary of the Company at all times during the period beginning on the date that the ISO was granted and ending (with exceptions for disability and death) on the date three months before the option is exercised. Second, such income tax treatment is available only if the participant does not dispose of the shares acquired pursuant to the exercise of the ISO (i) within two years from the date of granting of the option nor (ii) within one year after the shares were issued pursuant to the exercise of the option. If the participant disposes of the shares prior to the expiration of the required holding period, the participant realizes ordinary income in the year of disposition and the same amount is then deductible by the Company.

     A participant realizes no income as a result of the grant of a NQSO under the Option Plan. However, a participant realizes ordinary income upon the exercise of the NQSO (or at the later date described below) equal to the excess of the fair market value of the shares at the time of exercise (or at such later date) over the option exercise price. The Company is not entitled to a federal income tax deduction upon the grant of the NQSO, but upon transfer of the shares to such participant upon its exercise (or at the later date described below) an amount corresponding to the participant's taxable income becomes deductible by the Company. The amount of income recognized at the time of exercise is added to the option price to determine the participant's basis in the shares, and any further appreciation upon ultimate sale of the shares is taxable as short- or long-term capital gains (with the holding period measured from the date of exercise).

     THE FOREGOING SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION LAWS UPON THE OPTIONEE OR PURCHASER AND THE COMPANY IN CONNECTION WITH

THE OPTION PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

OTHER OPTIONS

     In addition to the options granted under the Option Plan, the Company has also issued nonqualified options outside the Option Plan. As of June 7, 2001, non-Plan options for the purchase of an aggregate of 67,500 shares of Common Stock were outstanding, exercisable at prices ranging from $2.35 to $3.36 per share and expiring from May 18, 2002 to May 14, 2003. None of these options is held by any executive officer and director of the Company.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of BDO Seidman, LLP, the Company's independent public accountants for the fiscal year ended August 31, 2000, are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement if they so desire.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Stockholders who desire to submit proposals for inclusion in the Company's proxy statement for the next Annual Meeting of Stockholders of the Company must submit such proposals to the Secretary of the Company at the Company's principal executive offices by February 14, 2002. Nothing in this paragraph shall be deemed to require the Company to hold the next Annual Meeting upon the anniversary date of the current Stockholders Meeting or to include in its proxy statement and proxy relating to any such Meeting any stockholder proposal that does not meet the SEC requirements for including in effect at such time.

                                  OTHER MATTERS

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK AND PREFERRED STOCK ON THE RECORD DATE WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED AUGUST 31, 2000 AS FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY OF THE COMPANY, 1650A GUM BRANCH ROAD, JACKSONVILLE, N.C. 28540.

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the Meeting other than as set forth in this Proxy Statement. However, if any other matters not mentioned in the Proxy Statement are properly brought before the Meeting or any adjournments thereof, the persons names in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters in accordance with their best judgment.

                                        By Order of the Board of Directors,


                                        Terrence J. Leifheit, President and CEO

June 14, 2001

                                                                      SCHEDULE I




                        E-COMMERCE SUPPORT CENTERS, INC.




                                        ----------------------------------------
                                                            FINANCIAL STATEMENTS
                                        NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                                            THREE MONTHS ENDED DECEMBER 31, 1999

                                                E-COMMERCE SUPPORT CENTERS, INC.




                                                                        Contents
--------------------------------------------------------------------------------

          Report of Independent Certified Public Accountants               3

          Financial Statements

               Balance sheets                                              4

               Statements of operations                                    5

               Statements of capital deficit                               6

               Statements of cash flows                                    7

               Notes to financial statements                            8-15

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                                  BALANCE SHEETS
--------------------------------------------------------------------------------


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
e-commerce support centers, Inc.
Jacksonville, North Carolina

We have audited the accompanying balance sheets of e-commerce support centers, Inc. as of September 30, 2000 and December 31, 1999 and the related statements of operations, capital deficit and cash flows for the nine months ended September 30, 2000 and the three months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and December 31, 1999 and the results of its operations and its cash flows for the nine months ended September 30, 2000 and the three months ended December 31, 1999, in conformity with generally accepted accounting principles in the United States of America.

As described in Note 5 to the Financial Statements, effective February 1, 2001, the Company was merged into another entity.

High Point, North Carolina                                 /s/ BDO Seidman, LLP
December 22, 2000, except for
Footnote 5, dated February 1, 2001

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                                  BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                   September 30,  December 31,
                                                                            2000          1999
----------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                         $          -  $          -
  Accounts receivable, net of allowance for doubtful accounts
    of $108,000 in 2000                                                1,086,394       131,811
----------------------------------------------------------------------------------------------
  Total current assets                                                 1,086,394       131,811

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED
  Depreciation and amortization (Notes 2 and 3)                        3,980,428     3,237,907
----------------------------------------------------------------------------------------------
                                                                    $  5,066,822  $  3,369,718
----------------------------------------------------------------------------------------------
LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES:
  Accounts payable                                                  $    386,136  $     32,653
  Accrued expenses                                                       362,692       118,635
  Due to affiliate (Note 1)                                            5,852,085     3,395,239
  Current portion of capital lease obligations (Note 3)                  712,919       379,138
----------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                              7,313,832     3,925,665

LONG-TERM CAPITAL LEASE OBLIGATIONS, LESS
  current portion (Note 3)                                             1,044,079       682,632
----------------------------------------------------------------------------------------------
Total liabilities                                                      8,357,911     4,608,297
----------------------------------------------------------------------------------------------
COMMITMENTS (Note 3)
CAPITAL DEFICIT
  Stock subscription receivable                                           (2,000)            -
  Common stock - no par value; authorized 100,000 shares; issued and
    outstanding 82,000 shares in 2000                                          -             -
  Additional paid-in capital                                               2,000             -
  Accumulated deficit                                                 (3,291,089)   (1,238,579)
----------------------------------------------------------------------------------------------
TOTAL CAPITAL DEFICIT                                                 (3,291,089)   (1,238,579)
----------------------------------------------------------------------------------------------
                                                                    $  5,066,822  $  3,369,718
----------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                        STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                       Nine Months  Three Months
                                                             Ended         Ended
                                                     September 30,  December 31,
                                                              2000          1999
--------------------------------------------------------------------------------

REVENUES                                             $  3,306,968  $    219,404
--------------------------------------------------------------------------------
OPERATING EXPENSES:
  Call center expenses                                  2,115,479       441,844
  Selling, general and administrative expenses          1,988,066       423,146
  Depreciation and amortization                         1,155,774       570,356
--------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                5,259,319     1,435,346
--------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                   (1,952,351)   (1,215,942)

OTHER INCOME (EXPENSE) - interest                        (100,159)      (22,637)
--------------------------------------------------------------------------------

Loss before taxes on income                            (2,052,510)   (1,238,579)

TAXES ON INCOME (Note 4)                                        -             -
--------------------------------------------------------------------------------

NET LOSS                                             $ (2,052,510) $ (1,238,579)
--------------------------------------------------------------------------------

NET LOSS PER SHARE - BASIC AND DILUTED               $     (25.03) $     (15.10)
--------------------------------------------------------------------------------
                                 See accompanying notes to financial statements.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   STATEMENTS OF CAPITAL DEFICIT
--------------------------------------------------------------------------------

                                     Stock       Common Stock     Additional
                                 Subscription -------------------   Paid-in   Accumulated Total Capital
                                  Receivable   Shares     Amount    Capital      Deficit     Deficit
------------------------------------------------------------------------------------------------------
AMOUNT, October 1, 1999           $       -          -  $       -  $       -  $         -  $         -

Net loss                                  -          -          -          -   (1,238,579)  (1,238,579)
------------------------------------------------------------------------------------------------------

AMOUNT, December 31, 1999                 -          -          -          -   (1,238,579)  (1,238,579)

Issuance of company common stock     (2,000)    82,000          -      2,000            -            -

Net loss                                  -          -          -          -   (2,052,510)  (2,052,510)
------------------------------------------------------------------------------------------------------

AMOUNT, September 30, 2000        $  (2,000)    82,000  $       -  $   2,000  $(3,291,089) $(3,291,089)
------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                        STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                     Nine months  Three Months
                                                                           Ended         Ended
                                                                   September 30,  December 31,
                                                                            2000          1999
----------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss                                                        $   (2,052,510) $ (1,238,579)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                                      1,155,774       570,356
    Allowance for doubtful accounts                                      108,000             -
    Changes in assets and liabilities:
      Accounts receivable                                             (1,062,583)     (131,811)
      Accounts payable                                                   353,483        32,653
      Accrued expenses                                                   244,057       118,635
      Due to affiliate                                                 2,456,846     3,395,239
----------------------------------------------------------------------------------------------
Net cash provided by operating activities                              1,203,067     2,746,493
----------------------------------------------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES -
  Purchase of property and equipment                                    (890,271)   (2,682,090)
----------------------------------------------------------------------------------------------
CASH FLOW USED IN FINANCING ACTIVITIES -
  Principal payments on capital lease obligations                       (312,796)      (64,403)
----------------------------------------------------------------------------------------------
Net increase(decrease) in cash                                                 -             -

CASH AND CASH EQUIVALENTS, beginning of period                                 -             -
----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of period                          $            -  $          -
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
   Equipment financed through capital leases                      $    1,008,024  $  1,126,173
----------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF     Basis of Presentation and Description of Business
     SIGNIFICANT
     ACCOUNTING     e-commerce support centers, Inc. ("e-com") began operations
     POLICIES       in October 1999 as a division of Gibralter Publishing, Inc.
                    ("Gibralter"). In May of 2000, e-com was incorporated and Gibralter transferred existing call center contracts to e-com. e-com provides outsourced eCRM solutions for both business to business and business to consumer Internet sites. e-com's full spectrum of personalized customer solutions include inbound customer support and Help Desk support using live, one-to-one text chat; live phone support comprised of callback technology and voice/video over IP;
                    multiple, simultaneous email response; customized reporting;
                    proactive site monitoring; and collaborative agent interaction. e-com also provides traditional call center services. These services are provided for companies throughout the United States.

                    The accompanying financial statements include the operations, assets and liabilities of e-com. In December 2000, e-com announced its plan to merge with Paladyne Corp., see Note 5. Immediately prior to the merger, an affiliated Company through common ownership, Gibralter, transferred certain assets and liabilities to e-com. Those assets and liabilities will be reflected in e-com's financial statements at Gibralter's historical cost. The net effect of the transfer of assets and liabilities was recorded as a due to the affiliate. In conjunction with the merger, e-com has entered into a contractual arrangement with Gibralter to provide traditional call center services previously performed by Gibralter.

                    Revenues and expenses specifically identified have been directly attributed to e-com in the financial statements. e-com's costs and expenses in the accompanying financial statements include allocations from Gibralter for centralized legal, accounting, real estate, information technology, and other Gibralter corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that Gibralter and e-com considered to be reasonable reflections of the utilization

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    of services provided or the benefit received by e-com using a ratio of hours worked by customer service representatives. However, the financial information included herein may not necessarily reflect the financial position and results of operations of e-com in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. However, management believe that if e-com had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.

                    REVENUE RECOGNITION AND CREDIT RISK

                    The Company's call center support business records service revenue in the period in which the services are rendered, based on contractual hourly or call rates.

                    Management performs credit evaluations of its customers and generally does not require collateral.

                    CASH AND CASH EQUIVALENTS

                    For the purposes of the statements of cash flows, cash and cash equivalents include amounts in banks and on hand, and highly liquid instruments with an original maturity of three months or less. Due to their relationship with Gibralter previously mentioned, all of ecom's cash receipts are netted against due to affiliate.

                    PROPERTY AND EQUIPMENT

                    Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of the respective assets, as follows:

                    ------------------------------------------------------------

                    Computer and telephone hardware                   3-5 years
                    Computer software                                   3 years
                    Leasehold improvements                        Term of lease
                    Furniture and fixtures                              7 years
                    Equipment                                           5 years
                    ------------------------------------------------------------

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    FAIR VALUE OF FINANCIAL INSTRUMENTS

                         The fair value of financial instruments is the amount
                    at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Company's financial instruments included in the accompanying balance sheets are not materially different from their fair values.

                    LONG-LIVED ASSETS

                    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

                    INCOME TAXES

                    e-com accounts for income taxes under the asset and liability method in accordance with generally accepted accounting principles. Accordingly, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are recorded when realization of deferred tax assets can not be considered more likely than not.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    USE OF ESTIMATES

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    ADVERTISING

                    Cost incurred for advertising are expensed when incurred. The charges to expense were not significant for the nine month period ended September 30, 2000 and for the three months ended December 31, 1999.

                    PER SHARE DATA

                    e-com computes earnings per share based upon the weighted average shares outstanding during the period. Earnings per share were, calculated on a proforma bases for the three month period end December 31, 1999.

                    RECENT ACCOUNTING PRONOUNCEMENTS

                    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, e-com has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, e-com does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    On December 3, 1999, the SEC issued Staff Accounting Bulletin 101 (SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first fiscal quarter of fiscal year beginning after December 15, 1999. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company believes that its revenue recognition practices are in substantial compliance with SAB 101 and that adoption of its provisions would not be material to its prospective annual or quarterly results of operations.

2.   PROPERTY AND   Property and equipment is summarized as follows:
     EQUIPMENT
                                                      September 30, December 31,
                                                          2000          1999
                    -----------------------------------------------------------

                    Computer and telephone hardware  $  2,026,668  $  1,468,085
                    Computer software                   3,402,142     2,186,394
                    Leasehold improvements                698,841       698,841
                    Furniture and fixtures                276,974       194,974
                    Equipment                             159,106       117,142
                    -----------------------------------------------------------
                                                        6,563,731     4,665,436

                    Accumulated depreciation and
                      amortization                     (2,583,303)   (1,427,529)
                    -----------------------------------------------------------

                    Property and equipment, net      $  3,980,428  $  3,237,907
                    -----------------------------------------------------------

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    Assets recorded under capital leases and included in property and equipment are as follows:

                                                      September 30  December 31
                                                          2000          1999
                    -----------------------------------------------------------

                    Computer and telephone
                      hardware                       $    872,629  $    491,405
                    Computer software                   1,256,249       863,768
                    -----------------------------------------------------------
                                                        2,128,878     1,355,173

                    Accumulated depreciation
                      and amortization                   (938,459)     (578,027)
                    -----------------------------------------------------------

                    Net assets under lease
                      obligations                    $  1,190,419  $    777,146
                    -----------------------------------------------------------

3.   CAPITAL LEASE  Future minimum lease payments on capital leases for the
     OBLIGATIONS    12-month period ended September 30 are summarized as
                    follows:

                    -----------------------------------------------------------
                    2001                                            $   855,371
                    2002                                                615,659
                    2003                                                508,984
                    2004                                                15,153
                    -----------------------------------------------------------

                    Total payments                                    1,995,167
                    Less amount representing interest                   238,169
                    -----------------------------------------------------------

                    Present value of minimum lease payments           1,756,998

                    Less current portion                                712,919
                    -----------------------------------------------------------

                    Long term portion of capital lease obligations  $ 1,044,079
                    -----------------------------------------------------------

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.   INCOME TAXES   Provisions for federal and state income taxes consist of
                    the following:

                                                       Nine Months  Three Months
                                                             Ended         Ended
                                                     September 30,  December 31,
                                                              2000          1999
                    -----------------------------------------------------------
                    Deferred:
                      Federal                        $   (737,000) $   (421,000)
                      State                              (100,000)      (57,000)
                      Valuation allowance                 837,000       478,000
                    -----------------------------------------------------------

                    Total deferred                              -             -
                    -----------------------------------------------------------

                    Provision for income taxes       $          -  $          -
                    -----------------------------------------------------------

                    The Company's effective tax rate differs from the statutory federal tax rate in 2000 and 1999 as shown in the following table:

                                                       Nine Months  Three Months
                                                             Ended         Ended
                                                     September 30,  December 31,
                                                              2000          1999
                    -----------------------------------------------------------

                    U.S. federal income taxes at the
                      statutory rate                 $   (737,000) $   (421,000)
                    State taxes, net                     (100,000)      (57,000)
                    Changes in valuation allowance        837,000       478,000
                    -----------------------------------------------------------

                    Provision for income taxes       $          -  $          -
                    -----------------------------------------------------------

                                                E-COMMERCE SUPPORT CENTERS, INC.


                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                    The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities as of September 30, 2000 and December 31, 1999 are presented below:

                                                     September 30,  December 31,
                                                              2000          1999
                    -----------------------------------------------------------

                    Allowance for doubtful accounts  $     42,000  $          -
                    Net operating loss carryforwards      795,000       478,000
                    Valuation allowances                 (837,000)     (478,000)
                    -----------------------------------------------------------

                    Net deferred taxes               $          -  $          -
                    -----------------------------------------------------------

                    The Company has recorded a valuation allowance against deferred tax assets due to uncertainties regarding the Company's ability to generate a sufficient level of taxable income in future periods. In the event that realization of the deferred tax assets is considered more likely than not in future periods, the Company may reduce the valuation allowance.

                    Due to the change in ownership, future utilization of net operating loss carryforwards will be limited.

5.   SUBSEQUENT     Effective February 1, 2001, ecom merged into Paladyne Corp.,
     EVENTS         in exchange for Paladyne redeemable Preferred Stock.

                                                                     SCHEDULE II


                            Pro Forma Financial Data


Introduction

     The following pro forma financial data is based upon the historical financial statements of Paladyne Corp. ("Paladyne") and have been prepared to illustrate the effects on such historical financial data of the acquisition of e-commerce support centers, inc. ("ecom"). The unaudited pro forma statements of operations combine the historical consolidated statements of operations of Paladyne for the six months ended February 28, 2001 and the year ended August 31, 2000 with the historical statements of operations for ecom for the six months ended December 31, 2000 and the year ended September 30, 2000, respectively. The ecom acquisition is assumed to have been consummated on September 1, 1999. The unaudited pro forma balance sheet of Paladyne as of February 28, 2001 includes the acquisition of ecom, which was consummated on February 1, 2001 and reflects the results of operations of ecom for the one month ended February 28, 2001.

     The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of Paladyne that actually would have been obtained if the ecom acquisition had been consummated on the date specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

     The pro forma financial data is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction with the historical financial statements of Paladyne and ecom.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 2001


                                                         HISTORICAL                     PRO FORMA
                                                 --------------------------  --------------------------------
                                                                   ECOM       ACQUISITION
                                                   PALADYNE      (A), (F)     ADJUSTMENTS          COMBINED
                                                 ------------  ------------  ------------        ------------
                                                  (UNAUDITED)   (UNAUDITED)
REVENUES                                         $  2,353,389  $  3,277,312  $   (897,082)  (B)  $  4,733,619

COST OF REVENUES                                    1,287,434     1,994,898      (153,330)  (B)     3,129,002
                                                 ------------  ------------  ------------        ------------
  Gross Profit                                      1,065,955     1,282,414      (743,752)          1,604,617

EXPENSES:
  Selling & G&A                                     2,160,141     1,554,941      (805,183)  (B)     2,909,899
  Depreciation & Amortization                         232,545       770,516      (130,357)  (B)     1,185,145
                                                                                  312,441   (C)
                                                 ------------  ------------  ------------        ------------
    Income (Loss) from Operations                  (1,326,731)   (1,043,043)     (120,653)         (2,490,427)

OTHER INCOME (EXPENSE):
  Interest Income                                      21,048             -             -              21,048
  Interest Expense                                    (57,721)      (66,773)       57,473   (B)      (317,021)
                                                                                 (250,000)  (D)
  Other Income                                          6,986             -             -               6,986
                                                 ------------  ------------  ------------        ------------
    Net Income (Loss)                              (1,356,418)   (1,109,816)     (313,180)         (2,779,414)

  Cumulative Convertible Preferred Stock Dividend      20,400             -             -              20,400
                                                 ------------  ------------  ------------        ------------

NET LOSS ATTRIBUTABLE  TO COMMON SHAREHOLDERS    $ (1,376,818) $ (1,109,816) $   (313,180)       $ (2,799,814)
                                                 ============  ============  ============        ============

Net loss per common share - basic and diluted    $      (0.16)            -             -             $ (0.33)

Weighted average common shares outstanding -        8,458,956             -             -   (E)      8,458,956
  basic and diluted

Footnotes

(A) The unaudited historical financial statements of ecom were based on a December year end and have been adjusted to to reflect the results of operations for the six months ended December 31, 2000.

(B) Adjustment to remove the results of operations of ecom for the one month ended February 28, 2001 as these amounts are already included in Paladyne's historical financial statements.

(C) Adjustment to record the amortization of goodwill resulting from the ecom acquisition.

(D) Adjustment to reflect the interest expense related to the notes payable signed by ecom in connection with the purchase of property and equipment immediately prior to the acquisition.

(E) The convertible preferred stock issued in connection with the acquisition was anti-dilutive as of February 28, 2001 and has no effect on net loss per common share.

(F) The results of operations of ecom for the six months ended December 31, 2000 included the results of operations for three months ended September 30, 2000 which are also included in the results of operations for the year ended September 30, 2000. There were no unusual transactions during the three months ended September 30, 2000.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                FEBRUARY 28, 2001


                                                                 PALADYNE
                                                                   (A)
                                                               ------------
                                                                (UNAUDITED)

ASSETS:
  Current Assets
    Cash and cash equivalents                                  $    398,459
    Short term investments                                          242,666
    Accounts receivable, net                                      1,531,289
    Prepaid expenses and other current assets                       120,939
                                                               ------------
      Total Current Assets                                        2,293,353

    Property and equipment, net                                   3,188,137
    Goodwill, net                                                 9,520,256  (B)
    Capitalized software development costs, net                     417,936
    Other assets                                                     52,272
                                                               ------------
  TOTAL ASSETS                                                 $ 15,471,954
                                                               ============

LIABILITIES & STOCKHOLDERS' EQUITY:
  Current Liabilities
    Notes payable                                              $  1,850,000  (C)
    Accounts payable                                              1,229,008
    Accrued expenses                                                601,355
    Due to Affiliate                                                128,911
    Accrued preferred stock dividends                               129,200
    Current portion of capital lease obligations                    797,247
    Current portion of long-term debt                               431,466  (C)
                                                               ------------
      Total Current Liabilities                                   5,167,187

    Long-term capital lease obligations                             881,753
    Long-term debt                                                3,068,534  (C)
                                                               ------------
      Total Liabilities                                           9,117,474
                                                               ------------

  Stockholders' Equity
    Preferred Stock - Series A                                          137
    Preferred Stock - Series B                                        4,100  (D)
    Common Stock                                                      8,460
    Additional paid-in capital                                   12,879,848  (D)
    Accumulated deficit                                          (6,538,065)
                                                               ------------
      Total Stockholders' Equity                                  6,354,480
                                                               ------------
  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                     $ 15,471,954
                                                               ============


Footnotes

(A) The unaudited historical balance sheet of Paladyne includes the acquisition of ecom on February 1, 2001 and reflects the results of ecom's operations for the one month ended February 28, 2001.

(B) The excess of the purchase price over the net assets acquired of approximately $9,373,000 was recorded as goodwill and will be amortized over a 15 year period. Amortization expense of approximately $52,000 was recorded in February 2001 relating to this goodwill. The purchase price was based on the fair value of Paladyne's common stock and the number of shares obtainable upon conversion of the convertible preferred stock issued as acquisition consideration. The purchase price was allocated based on the estimated fair value of the net assets acquired. The purchase allocation is preliminary and is subject to change based upon final appraisals of the assets acquired.

(C) Debt of $5,000,000 was assumed in the acquisition, including a short-term $1,500,000 note payable and a long- term $3,500,000 note payable. Interest expense of approximately $42,000 was recorded in February 2001 relating to this debt.

(D) Stock valued at approximately $5,765,000 was issued, representing the purchase price, in the acquisition consisting of 4,100,000 shares of convertible preferred stock with a par value of $.001.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 2000

                                                          HISTORICAL                  PRO FORMA
                                                 --------------------------  --------------------------------
                                                                   ECOM       ACQUISITION
                                                   PALADYNE      (A), (E)     ADJUSTMENTS          COMBINED
                                                 ------------  ------------  ------------        ------------
                                                               (UNAUDITED)
REVENUES                                         $  5,521,865  $  3,526,372  $          -        $  9,048,237

COST OF REVENUES                                    3,366,400     2,557,323             -           5,923,723
                                                 ------------  ------------  ------------        ------------
  Gross Profit                                      2,155,465       969,049             -           3,124,514

EXPENSES:
  Selling & G&A                                     2,047,982     2,411,212                         4,459,194
  Depreciation & Amortization                          62,656     1,726,130       624,882   (B)     2,413,668
                                                                                                            -
                                                 ------------  ------------  ------------        ------------
    Income (Loss) from Operations                      44,827    (3,168,293)     (624,882)         (3,748,348)

OTHER INCOME (EXPENSE):
  Interest Income                                       7,594             -             -               7,594
  Interest Expense                                    (24,418)     (122,796)     (500,000)  (C)      (647,214)
  Loss on disposal of assets                          (31,814)            -             -             (31,814)
  Other Income                                         16,460             -             -              16,460
                                                 ------------  ------------  ------------        ------------
    Net Income (Loss)                                  12,649    (3,291,089)   (1,124,882)         (4,403,322)

  Cumulative Convertible Preferred Stock Dividend      40,800                                          40,800
                                                 ------------  ------------  ------------        ------------

NET LOSS ATTRIBUTABLE  TO COMMON SHAREHOLDERS    $    (28,151) $ (3,291,089) $ (1,124,882)       $ (4,444,122)
                                                 ============  ============  ============        ============

Net loss per common share - basic and diluted    $      (0.00)            -             -        $      (0.56)

Weighted average common shares outstanding -        7,958,843             -             -   (D)     7,958,843
  basic and diluted


Footnotes

(A) The unaudited historical financial statements of ecom were based on a December year end and have been adjusted to to reflect the results of operations for the year ended September 30, 2000.

(B) Adjustments to record the amortization of goodwill resulting from the ecom acquisition.

(C) Adjustment to reflect the interest expense related to the notes payable signed by ecom in connection with the purchase of the property and equipment immediately prior to the acquisition.

(D) The convertible preferred stock issued in connection with the acquisition was anti-dilutive as of August 31, 2001 and has no effect on net loss per common share.

(E) The results of operations of ecom for the year ended September 30, 2000 included the results of operations for three months ended September 30, 2000 which is also included in the results of operations for the six months ended December 31, 2000. There were no unusual transactions during the three months ended September 30, 2000.

                         PALADYNE CORP. SPECIAL MEETING
                           TO BE HELD ON JULY 10, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of PALADYNE CORP., a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated June 14, 2001, and hereby constitutes and appoints Terrence J. Leifheit and Clifford A. Clark, or either of them acting singly in the absence of the other, with the power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock, Series A Preferred Stock, and/or Series B Preferred Stock of the Company held by the undersigned at the Special Meeting of Stockholders of the Company to be held on July 10, 2001, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

     The undersigned hereby instructs said proxies or their substitutes:

     1. The election of six persons nominated by the Board of Directors to serve as Class I, II and III Directors as indicated below:

     FOR all nominees listed below: [ ] (except as indicated) WITHHOLD AUTHORITY to vote for all nominees listed below: [ ]

     NOMINEES: Clifford A. Clark and Kenneth W. Horn (Class I),
               Terrence J. Leifheit and James L. McGovern (Class II) and Ronald L. Weindruch and William E. Willis, Jr. (Class III).

(INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write such nominee's or nominees' name(s) in the space provided below.)

     2. Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

               FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

     3. Amendment to Company's 1999 Stock Option Plan to increase the number of underlying shares of Common Stock.

               FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

     4. Upon such other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

     This Proxy when properly executed will be voted as directed. If no direction is indicated, this Proxy will be voted FOR the election of the six named individuals as directors, FOR the amendment to the Certificate of Incorporation, and FOR the amendment to the 1999 Stock Option Plan.

                      PLEASE SIGN, DATE AND MAIL THIS PROXY
                      IMMEDIATELY IN THE ENCLOSED ENVELOPE.



                                             Name

                                             -----------------------------------

                                             Name (if joint)

                                             -----------------------------------

                                             Date........................., 2001


                              Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope.


                                       2